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Exhibit 10.28

SunTrust Banks, Inc.
2009 Stock Plan

TSR Performance-vested
Restricted Stock Unit Agreement

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2009 Stock Plan (“Plan”), has granted restricted stock units (the “Restricted Stock Units”) as an incentive for the Grantee to promote the interests of SunTrust and its Subsidiaries. Each Restricted Stock Unit represents the right to receive a share of SunTrust Common Stock, $1.00 par value, at a future date and time, subject to the terms of this Restricted Stock Unit Agreement (this “Grant”).

Name of Grantee	_[Name]____________________________

Number of Restricted Stock Units	_[# of Shares]_____

Grant Date	_[Grant Date]_________________________
This Restricted Stock Unit Agreement (the “Unit Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

SUNTRUST BANKS, INC.

Authorized Officer
10

§1. EFFECTIVE DATE. This grant of Restricted Stock Units to the Grantee is effective as of [Grant Date] (the “Grant Date”).
§2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.
(a) 409A Change in Control - means an event described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v).
(b) Change in Control - means a “Change in Control” as defined in §2.2 of the SunTrust Banks, Inc. 2009 Stock Plan.
(c) Change in Control Agreement - means a change in control agreement by and between SunTrust and the Grantee.
(d) Code - means the Internal Revenue Code of 1986, as amended.
(e) Disability - means the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee's employer and, in addition, has begun to receive benefits under SunTrust's Long-Term Disability Plan.
(f) Dividend Equivalent Right - means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Restricted Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.
(g) Key Employee - means an employee treated as a “specified employee” as of his Separation from Service under Code §409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code §416(i) without regard to §(5) thereof)) if the common stock of SunTrust or an affiliate (any member of SunTrust's controlled group, as determined under Code §414(b), (c), or (m)) is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code §409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.
(h) Performance Level - means, for purposes of this Unit Agreement, the level of performance achieved by SunTrust during a measurement period (generally, the Performance Period) based on the TSR Percentile for such period.
(i) Performance Period - means the period commencing January 1, 2012 and ending December 31, 2014.
(j) Retirement - means the voluntary termination of employment by the Grantee from SunTrust or its Subsidiaries on or after attaining age 55 and completing five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not eligible for Retirement.
(k) Separation from Service - means a “separation from service” within the meaning of Code §409A.
(l) Stock means the common stock of SunTrust Banks, Inc. and any successor.
(m) Termination for Cause or Terminated for Cause - means a termination of employment which is made primarily because of (i) the Grantee's willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee's conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee's material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee's engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee's engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee's failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.
Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes this Unit Agreement, “Cause” shall have the meaning provided in the Change in Control Agreement.

(n) Termination for Good Reason - means a termination of employment made primarily because of (i) a failure to elect or reelect or to appoint or to reappoint Grantee to, or the removal of Grantee from, the position which he or she held with SunTrust prior to the Change in Control, (ii) a substantial change by the Board or supervising management in Grantee's functions, duties or responsibilities, which change would cause Grantee's position with SunTrust to become of less dignity, responsibility, importance or scope than the position held by Grantee prior to the Change in Control or (iii) a substantial reduction of Grantee's annual compensation from the lesser of: (A) the level in effect prior to the Change in Control or (B) any level established thereafter with the consent of the Grantee.
Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Change in Control Agreement.
(o) Total Shareholder Return or TSR - means a company's total shareholder return, calculated based on the stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the Performance Period (which shall be deemed to have been reinvested in the underlying company's stock).
(p) TSR Percentile - means the percentile rank of the TSR for SunTrust during the Performance Period relative to the TSR for the companies listed on Appendix A (the “Peer Group”) during the Performance Period. The Committee shall make the following adjustments to the calculation of the TSR Percentile or the composition of the Peer Group during the Performance Period as follows: (1) if a member of the Peer Group is acquired by another company, or during the Performance Period announces that it will be acquired by another company, then the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period; (2) if a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company's total assets during the Performance Period, in which case it will be removed from the Peer Group for the entire Performance Period; (3) if a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period; (4) if a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period; (5) to the extent that SunTrust and/or any member of the Peer Group split its stock or declare a distribution of shares, such company's TSR performance will be appropriately adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies; (6) members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date; and (7) the Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected. The Committee shall calculate the beginning and ending TSR Percentile values based on the average of the closing prices of the applicable company's stock for the 20 trading days prior to and including the beginning or ending date, as applicable, of the Performance Period.
§3. PERFORMANCE BASED VESTING. The Grantee shall vest in a percentage of Restricted Stock Units (between 0% and 100%) corresponding to SunTrust's attainment of the Performance Level, as set forth in the table below, on February 14, 2015 (the “Vesting Date”); provided, that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date, except as provided in § 5(d) hereof (pertaining to vesting after Retirement). In addition, the Restricted Stock Units may vest prior to the Vesting Date in accordance with any other provisions of § 4 or § 5.

Performance Level	STI TSR vs. Peer Median on Vesting Date	Percentage of restricted Stock Units that Vest
Maximum	25%	100%
	20%	89%
	10%	78%
Target	—%	67%
	(10)%	56%
	(20)%	44%
Threshold	(25)%	33%
	< -25%	—%

The percentage of Restricted Stock Units that vest if SunTrust's TSR Percentile on the last day of the Performance Period is between the “Threshold” and “Target” or between the “Target” and “Maximum” Performance Levels shall be determined by linear interpolation. The Committee shall determine the number of Restricted Stock Units (and related Dividend Equivalent Rights) that shall vest by multiplying the “Percentage of Restricted Stock Units That Vest,” set forth above, by the number of Restricted Stock Units granted under this Unit Agreement.
§4. SUNTRUST CHANGE IN CONTROL.
In the event that a Change in Control (as defined in the SunTrust Banks, Inc. 2009 Stock Plan) occurs prior to the Vesting Date and on or prior to any vesting date set forth in §6, then any unvested Restricted Stock Units (and related Dividend Equivalent Rights) shall be fully vested upon the earlier of: (a) the Vesting Date, provided that the Grantee has remained in continuous employment with SunTrust or a Subsidiary from the Grant Date through the Vesting Date; or (b) the date of the Grantee's termination of employment with SunTrust and its Subsidiaries as a result of: (i) an involuntary termination by SunTrust that does not result from the Grantee's death or Disability and does not constitute a Termination for Cause; (ii) the Grantee's death or Disability; or (iii) a voluntary termination by the Grantee as a result of Retirement or a Termination for Good Reason, the Restricted Stock Units (and related Dividend Equivalent Rights) shall vest (A) the number of Restricted Stock Units that would have vested (if any) if the Performance Period ended on the date of the Change in Control (based on the actual Performance Level achieved through the date of the Change in Control) multiplied by a fraction, the numerator of which shall be the number of days from the first day of the Performance Period through the date of such Change in Control, and the denominator of which shall be the total number of days in the original Performance Period; plus (B) the number of Restricted Stock Units that would have vested assuming SunTrust's achievement of the Target Performance Level multiplied by a fraction, the numerator of which shall be the number of days from the date of such Change in Control through the last day of the original Performance Period, and the denominator of which shall be the total number of days in the original Performance Period. In the event of such Change in Control, any Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 4 shall terminate and be completely forfeited on the date of such termination of the Grantee's employment or, if earlier, the Vesting Date. Notwithstanding anything herein to the contrary, if the Grantee is subject to the terms of a Change in Control Agreement on the date of a Change in Control that provides for more generous vesting of the Restricted Stock Units, such vesting provisions of the Change in Control Agreement shall govern.
§5. TERMINATION OF EMPLOYMENT.
(a) If prior to the Vesting Date and the date of a Change in Control, the Grantee's employment with SunTrust and its Subsidiaries terminates for any reason other than those described in §5(b), §5(c) or §5(d), then the Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement shall terminate and be completely forfeited on the date of such termination of the Grantee's employment. Notwithstanding anything in this §5 to the contrary, if the Grantee is Terminated for Cause from SunTrust and its Subsidiaries prior to payment pursuant to §6, all of the Restricted Stock Units (and related Dividend Equivalent Rights) will immediately and automatically without any action on the part of the Grantee or SunTrust, be forfeited by the Grantee.
(b) Death or Disability. If the Grantee's employment with SunTrust and its Subsidiaries terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee's (i) death, or (ii) Disability, then the unvested Restricted Stock Units (and related Dividend Equivalent Rights) shall vest immediately on the date of such termination. The number of Restricted Stock Units, if any, that vest will be based on the number of Restricted Stock Units (and related Dividend Equivalent Rights) that would have vested (if any) if the Performance Period ended on such date (based on the actual Performance Level achieved (or the Target Performance Level, if such termination occurs less than one (1) year after the first day of the Performance Period)). In the event of such termination, any Restricted Stock Units (and related Dividend Equivalent) subject to this Unit Agreement that do not vest pursuant to this § 5(b) shall terminate and be completely forfeited on such date.
(c) Reduction in Force. If the Grantee's employment with SunTrust and its Subsidiaries is involuntarily terminated prior to the Vesting Date and the date of a Change in Control, by reason of a reduction in force which results in the Grantee's eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, then a pro-rata number of Restricted Stock Units (and related Dividend Equivalent Rights) shall vest on the last day of the Performance Period, if any, based on the Grantee's service completed from the first day of the Performance Period through the date of such termination of the Grantee's employment. The pro-rata number of Restricted Stock Units (and related Dividend Equivalent Rights) vesting shall equal the product of: (i) the number of Restricted Stock Units that would have vested based on the actual Performance Level achieved as of the last day of the Performance Period; multiplied by (ii) a fraction, the numerator of which is equal to the number of days from the first day of the Performance Period through the date of such termination of employment, and the denominator of which is equal to the number of days in the Performance Period. In the event of such pro-rata vesting described above, any Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement that do not vest pursuant to this § 5(c) shall terminate and be completely forfeited on such date.
(d) Retirement. If the Grantee's employment with SunTrust and its Subsidiaries terminates prior to the Vesting Date and the date of a Change in Control, as a result of the Grantee's Retirement, then the number of Restricted Stock Units (and related Dividend Equivalent Rights) that would have vested based on the actual Performance Level achieved as of the last day of the Performance

Period in accordance with § 3 shall, subject to § 7(e) below, be fully vested on the last day of the Performance Period.
§6. PAYMENT OF AWARD.
(a) The number of vested Restricted Stock Units (and related Dividend Equivalent Rights) payable pursuant to this § 6 (the “Vested Units”) shall be determined in accordance with § 3, § 4 and § 5 above and shall be paid in a lump sum upon the earliest to occur of the following: (i) the date of the Grantee's death, (ii) the date of the Grantee's Disability, (iii) the date of the Grantee's Separation from Service within two (2) years following a 409A Change in Control, or (iv) February 14, 2015. In the event payment is made pursuant to sub-paragraph (i), (ii) or (iii) above, such payment shall be made on the last day of the sixty (60) day period which commences immediately following the date of the applicable event. In the event payment is made pursuant to sub-paragraph (iv) above, such payment shall be made within 30 days following February 14, 2015. Except as set forth below, the Vested Units shall be paid out in an equivalent number of shares of Stock; provided, however, the Grantee's right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units (and related Dividend Equivalent Rights) vest following a Change in Control pursuant to § 4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Grantee's Separation from Service.
(b) The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, or, in the event the Restricted Stock Units vest pursuant to §4, in cash; provided, however, the Grantee's right to any fractional share of Stock shall be paid in cash.
(c) The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Restricted Stock Units.
§7. COVENANTS, RESTRICTIONS AND LIMITATIONS.
(a) Compliance with Securities Laws. By accepting the Restricted Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust's rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.
(b) Forfeiture of Non-Vested Units. To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.
(c) Extinguishment Upon Settlement. Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Restricted Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Restricted Stock Units will not be considered to be held by the Grantee for any purpose.
(d) Restrictive Covenants. Grantee must fully perform the following covenants from the Grant Date through the Vesting Date (the “Restricted Period”):

(i)
No Solicitation of Customers or Clients. Grantee shall not during the Restricted Period solicit any customer or client of SunTrust or any SunTrust Affiliate with whom Grantee had any material business contact during the two (2) year period which ends on the date Grantee's employment by SunTrust or a SunTrust Affiliate terminates for the purpose of competing with SunTrust or any SunTrust Affiliate for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

(ii)
Anti-pirating of Employees. Absent the Compensation Committee's written consent, Grantee will not during the Restricted Period solicit to employ on Grantee's own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Grantee's employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year.

(iii)
Protection of Trade Secrets and Confidential Information. Grantee hereby agrees that Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Grantee may have acquired during the term of Grantee's employment by SunTrust or a SunTrust Affiliate for so long as such information remains a Trade Secret. In addition Grantee agrees that during the Restricted Period Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Grantee may have acquired (whether or not developed or compiled by Grantee and whether or not Grantee was authorized to have access to such information) during the term of, in the course of, or as a result of Grantee's employment by SunTrust or a SunTrust Affiliate.

(iv)
Reasonable and Necessary Restrictions. Grantee acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Agreement. Grantee covenants that Grantee will not challenge the enforceability of this Agreement nor will Grantee raise any equitable defense to its enforcement.

Failure of Grantee subject to this §7(d) to fully perform the covenants set forth above will result in a forfeiture of all unpaid Restricted Stock Units (and related Dividend Equivalent Rights) under this Unit Agreement as of the date of such failure. Such forfeiture will be in compliance with Treas. Reg. §1.409A-3(f).
(e) Additional Post-Retirement Covenants. In the event of Grantee's Retirement, such Grantee must fully perform the following covenants from the date of such termination through the Vesting Date:

(v)
No Competitive Activity. Absent the Committee's written consent, Grantee shall not, during the Restricted Period and within the Territory, engage in any Managerial Responsibilities for or on behalf of any corporation, partnership, venture, or other business entity that engages directly or indirectly in the Financial Services Business whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director; provided, however, that Grantee may own up to five percent (5%) of the stock of a publicly traded company that engages in the Financial Services Business so long as Grantee is only a passive investor and is not actively involved in such company in any way.

(vi)	Non-Disparagement. Grantee agrees not to knowingly make false or materially misleading statements or disparaging comments about SunTrust or any SunTrust Affiliate during the Restricted Period.

(vii)
Reasonable and Necessary Restrictions. Grantee acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Agreement. Grantee covenants that Grantee will not challenge the enforceability of this Agreement nor will Grantee raise any equitable defense to its enforcement.

Failure of Grantee subject to this §7(e) to fully perform the covenants set forth above will result in a forfeiture of all unpaid Restricted Stock Units (and related Dividend Equivalent Rights) under this Unit Agreement as of the date of such failure. Such forfeiture will be in compliance with Treas. Reg. §1.409A-3(f).
(f) Additional Definitions. (A) The term "Confidential or Proprietary Information" for purposes of this Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (other than a Trade Secret) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate. (B) The term "Financial Services Business" for purposes of this Agreement shall mean the business of banking, including deposit, credit, trust and investment services, mortgage banking, asset management, and brokerage and investment banking services. (C) The term "Managerial Responsibilities" for purposes of this Agreement shall mean managerial and supervisory responsibilities and duties that are substantially the same as those Grantee is performing for SunTrust or a SunTrust Affiliate on the date of this Agreement. (D) For purposes of §7(e) only, the term "Restricted Period" shall mean the period which starts on the date Grantee's retirement from employment by SunTrust or a SunTrust Affiliate and which ends on the third anniversary of this Agreement. (E) The term "SunTrust Affiliate" for purposes of this Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of §424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under §424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency. (F) The term "Territory" for purposes of this Agreement shall mean the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia, which are the states and Territories in which SunTrust has significant operations on the date of this Agreement. (G) "Trade Secret" for purposes of Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from it is disclosure or use, and (ii) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.
§8. WITHHOLDING.

(a) Upon the payment of any Restricted Stock Units, SunTrust's obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment and authorizes SunTrust to withhold such amounts.
(b) The Committee shall have the right to reduce the number of shares of Stock issued to the Grantee to satisfy the minimum applicable tax withholding requirements.
§9. RECOVERY OF AWARDS. By accepting this Grant, Grantee agrees to return to SunTrust (or to the cancellation of) all or a portion of any grant, paid and unpaid, vested or unvested, previously granted to such Grantee based upon a determination made by the Committee pursuant to §9(a), §9(b), or §9(c) below. The Committee shall impose a clawback authorized below only to the extent determined appropriate by the Committee. All determinations by the Committee shall be final and binding. All references to the “Committee” in this §9 shall include the Committee and the Committee's designee.
(a) Miscalculation of Performance Metric. If the Committee determines that a financial metric used to determine vesting of a Grant was calculated incorrectly, whether or not SunTrust is required to restate its financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct, then the Committee may require reimbursement of all or part of a Grant previously paid to Grantee and/or authorize the cancellation of unpaid or unvested Grants in the amount by which any such Grant exceeded a lower payment that would have been made based on the correctly calculated financial metric. In addition, the Grant shall be subject to the clawback requirements of (i) §954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and implementing rules and regulations thereunder, (ii) similar rules under the laws of other jurisdictions and (iii) policies adopted by SunTrust to implement such requirements, all to the extent determined by the Committee to be applicable to Grantee.
(b) Detrimental Conduct. If the Committee determines that Grantee has engaged in Detrimental Conduct, then Grantee shall be required to reimburse SunTrust all or a portion of the Grant previously vested or paid and/or will be subject to cancellation of unvested or unpaid Grant. “Detrimental Conduct” means any one of the following: (1) the commission of an act of fraud or dishonesty in the course of the Grantee's employment; (2) improper conduct by the Grantee including, but not limited to, fraud, unethical conduct, falsification of SunTrust's records, unauthorized removal of SunTrust property or information, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of SunTrust, conduct causing reputational harm to SunTrust or its clients, or the use of SunTrust property, facilities or services for unauthorized or illegal purposes; (3) the improper disclosure by the Grantee of proprietary, privileged or confidential information of SunTrust or a SunTrust client or former client or breach of a fiduciary duty owed to SunTrust or a SunTrust client or former client; (4) the commission of a criminal act by the Grantee, whether or not performed in the workplace, that constitutes a felony or a crime of comparable magnitude under applicable law as determined by SunTrust in its sole discretion, or that subjects, or if generally known, would subject SunTrust to public ridicule or embarrassment; (5) the commission of an act or omission which causes the Grantee or SunTrust to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which SunTrust is a member, including statutory disqualification; (6) the Grantee's failure to perform the duties of Grantee's job which are set forth in Grantee's written job description, written operating policies, inBalance goals or other written document available to Grantee and which in each case SunTrust views as being material to Grantee's position and the overall business of SunTrust under circumstances where such failure is detrimental to SunTrust; (7) the material breach of a written policy applicable to teammates of SunTrust including, but not limited to, the SunTrust Code of Business Conduct and Ethics; (8) an act or omission by the Grantee which results or is intended to result in personal gain at the expense of SunTrust; or (9) an other act or omission which constitutes “cause” for termination.

(c) Loss. In order to encourage sustainable, long-term performance, settlement of the Restricted Stock Units (and related Dividend Equivalent Rights) shall be specifically conditioned on the Company and its lines of business remaining profitable during the calendar year preceding the applicable Settlement Date. If a loss is determined to have occurred, then the Committee, together with key control functions, shall review such losses and Grantee's accountability for such losses, and may require reimbursement of all or part of a Grant previously paid to Grantee and/or authorize the cancellation of unpaid or unvested Grants. In making such determination, the Committee shall consider all relevant facts and circumstances, including (i) the magnitude of the loss (including positive or negative variance from plan); (ii) Grantee's degree of involvement (including such factors as Grantee's current or former leadership role with respect to SunTrust or the relevant line of business, and the degree to which Grantee was involved in decisions that are determined to have contributed to the loss); and (iii) Grantee's performance.
§10. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee's employment with or without cause at any time.
§11. OTHER LAWS. Notwithstanding anything herein to the contrary, SunTrust shall have the right to refuse to pay any cash award or to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that such payment or issuance or transfer of such Stock might violate any applicable law or regulation.
§12. MISCELLANEOUS.
(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.
(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).
(c) No rights granted under the Plan or this Unit Agreement and no Restricted Stock Units shall be deemed transferable by the Grantee other than by will or by the laws of descent and distribution prior to the time the Grantee's interest in such units has become fully vested.
(d) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee's address indicated by SunTrust's records and, if to SunTrust, at SunTrust's principal executive office, to the attention of the General Counsel.
(e) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.
(f) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.
(g) The Restricted Stock Units are intended to comply with Code §409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Unit Agreement shall be interpreted, operated and administered in a manner consistent with this intention.

APPENDIX A
Peer Group

Company Name

1.	BB&T Corporation

2.	Capital One Financial Corporation

3.	Comerica Incorporated

4.	Fifth Third Bancorp

5.	KeyCorp

6.	M&T Bank Corporation

7.	PNC Financial Services Group, Inc.

8.	Regions Financial Corporation

9.	U.S. Bancorp

10.	Wells Fargo & Company